                                                                      Exhibit 11

                              BUFFTON CORPORATION

                 Statement of Computation of Earnings Per Share
             For the Years Ended September 30, 1996, 1995 and 1994
                    (In thousands, except per share amounts)

                                                        1996       1995        1994
                                                       ------    -------      ------
Primary Earnings per Share
--------------------------

  Income from continuing operation....................   $ 1,394    $ 1,304     $ 1,908
  Loss from discontinued operation....................         -     (2,513)          -
                                                         -------    -------     -------
  Net income (loss)...................................   $ 1,394    $(1,209)    $ 1,908
                                                         =======    =======     =======

  Weighted average shares outstanding (a).............     6,441      5,465       5,120
                                                         =======    =======     =======

  Income from continuing operation per average
   common share.......................................   $   .22    $   .24     $   .37
  Loss from discontinued operation per average
   common share.......................................         -       (.46)          -
                                                         -------    -------     -------
  Net income (loss) per average common share..........   $   .22    $  (.22)    $   .37
                                                         =======    =======     =======


Fully Diluted Earnings per Share
--------------------------------
  Income from continuing operation....................    $1,394    $ 1,304      $1,908
  Loss from discontinued operation....................         -     (2,513)          -
                                                          ------    -------      ------
  Net income (loss)...................................    $1,394    $(1,209)     $1,908
                                                          ======    =======      ======

  Weighted average shares outstanding.................     6,441      5,465       5,120
  Adjustment to reflect assumed exercise of
    stock options at beginning of the period..........       208          -           -
                                                          ------    -------      ------

  Weighted average shares outstanding, as adjusted....     6,649      5,465       5,120
                                                          ======    =======      ======

  Fully diluted income from continuing operation......    $  .21    $   .24      $  .37
  Fully diluted loss from discontinued operation......         -       (.46)          -
                                                          ------    -------      ------
  Fully diluted net income (loss).....................    $  .21    $  (.22)     $  .37
                                                          ======    =======      ======

(a) Calculation of assumed exercise stock options as common stock equivalent shares had an immaterial effect and are excluded from weighted average shares outstanding.